EXHIBIT 4.1



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                       EIGHT PERCENT (8%) PROMISSORY NOTE


             by and between NewMarket Technology, Inc., as Borrower



                                       and



                       Glenwood Partners, L.P., as Lender

                            Dated as of March 9, 2005








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



                                 PROMISSORY NOTE

                                                   Raleigh, North Carolina U.S.A


U.S.$850,000.00

                                                                   March 9, 2005

Parties; Amount

     FOR VALUE RECEIVED, the undersigned, NewMarket Technology, Inc., a Nevada corporation with offices at 14860 Montfort Drive, Suite 210, Dallas, Texas 75254 ("NewMarket") promises to pay to the order of Glenwood Partners, L.P., a North Carolina limited partnership ("Lender"), with offices at 510 Glenwood Avenue, Suite 607, Raleigh, North Carolina 27603, the principal sum of Eight Hundred Fifty Thousand and no/100 United States dollars (US$850,000.00).

Interest Rate

     Interest shall accrue on the outstanding balance of this note beginning on March 9, 2005, until the note is paid in full, at a rate of eight percent (8%) per annum, except as otherwise stated herein. All interest due shall be paid on the Due Date (defined below), or on the date that the outstanding principal amount of this note is paid in full, whichever is earlier.

Payment Schedule

     The outstanding principal amount of this note shall be due and payable in full on or before March 31, 2005 (the "Due Date").

Default

     If any of the following events shall occur, the outstanding principal balance of this note together with accrued interest thereon shall, on demand by the holder of this note, be due and payable: any amount owing under this note is not paid when due; a default under any other provision of this note or under any other agreement providing security for the payment of this note; a breach of any representation or warranty under this note or under any such other agreement; failure to timely file any periodic report with the SEC or required filing with the State of Nevada or any other state; the liquidation or dissolution or NewMarket; the sale of a material portion of the business and assets of NewMarket or any subsidiary of NewMarket; the filing of a petition under any bankruptcy, insolvency or similar law by NewMarket or any subsidiary of NewMarket; the making of any assignment for the benefit of creditors by NewMarket or any subsidiary of NewMarket; the filing of a petition under any bankruptcy, insolvency or similar law against NewMarket or any subsidiary of NewMarket and such petition not being dismissed within a period of thirty (30) days of the filing. In each of the above cases, the holder shall give written notice of default to NewMarket, and NewMarket shall have five (5) days to cure any such default without penalty, and if cured, then this note shall not be deemed in default.




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Default Interest

     Except as otherwise stated herein, the outstanding balance of any amount owing under this note which is not paid when due shall bear interest at the rate of twelve percent (12%) per annum.

Usury Clause

     Notwithstanding any other provision of this note, interest under this note shall not exceed the maximum rate permitted by law; and if any amount is paid under this note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a prepayment on account of the principal amount of this note. If at any time the interest rate under this note would, but for the provision of the preceding sentence, exceed the maximum rate permitted by law, then the outstanding principal balance of this note shall, on demand by the holder of this note, become and be due and payable. The parties acknowledge that this is a commercial loan, made for bona fide business purposes.

Where to Make Payments

     All payments of principal and interest shall be made in lawful currency of the United States of America in immediately available funds before 5:00 p.m. New York time on the due date thereof at the offices of Lender as stated in the first paragraph of this instrument, or in such other manner or at such other place as the holder of this note designates in writing.

Tax Gross Up

     All payments under this note shall be made without defense, set-off or counterclaim, free and clear of and without deduction for any taxes of any nature now or hereafter imposed. Should any such payment be subject to any tax, NewMarket shall pay to the holder of this note such additional amounts as may be necessary to enable the holder to receive a net amount equal to the full amount payable hereunder. As used in this paragraph, the term "tax" means any tax, levy, impost, duty, charge, fee, deduction, withholding, turnover tax, stamp tax and any restriction or condition resulting in a charge imposed in any jurisdiction upon the payment or receipt of any amount under this note other than taxes on the overall net income of the holder under the laws of North Carolina and of the United States of America.

Expenses

     NewMarket agrees to pay on demand any expenses of collecting and enforcing this note and any collateral securing this note, including, without limitation, reasonable expenses and fees of legal counsel, court costs and the cost of appellate proceedings.

Governing Law

     This note and the obligations of NewMarket shall be governed by and construed in accordance with the law of the State of North Carolina, U.S.A.



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     For  purposes  of  any  proceeding  involving  this  note  or  any  of  the obligations of NewMarket, NewMarket hereby submits to the non-exclusive jurisdiction of the courts of the State of North Carolina and of the United States having jurisdiction in the City of Raleigh, State of North Carolina, and agrees not to raise and waives any objection to or defense based upon the venue of any such court or based upon forum non conveniens. NewMarket agrees not to bring any action or other proceeding with respect to this note or with respect to any of its obligations in any other court unless such courts of the State of North Carolina and of the United States determine that they do not have jurisdiction in the matter.

Waiver of Presentment, Etc.

     NewMarket waives presentment for payment, demand, protest and notice of protest and of non-payment.

Delay; Waiver

     The failure or delay by the holder of this note in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The holder of this note may not waive any of its rights except by an instrument in writing signed by the holder.

Prepayment

     NewMarket may prepay all or any portion of the principal of this note at any time and from time to time without premium or penalty. Any such prepayment shall be applied against the installments of principal due under this note in the inverse order of their maturity.



Amendment

     This note may not be amended without the written approval of the holder.





                        Maker:

                                NEWMARKET TECHNOLOGY, INC.


                                By: /s/Philip Verges
                                ----------------------------------------
                                (Duly Authorized Company Representative)




Accepted by:
                        GLENWOOD PARTNERS, L.P.

                                By: Glenwood Partners Capital Management, L.L.C.


                                By: /s/ LAB (illegible)
                                ----------------------------------------
                                (Duly Authorized Managing Member)



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